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                                 EXHIBIT INDEX

Exhibit
Number         Description
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
 99.1          Press release dated March 2, 1998
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                                       4.
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                                  EXHIBIT 99.1

IXC                                                                 NEWS RELEASE
                                           -------------------------------------


            IXC Completes Previously Announced Agreement with PSINet

     AUSTIN, Texas, March 2 /PRNewswire/ -- IXC Communications (Nasdaq: IIXC) today announced that it has provided PSINet with an IRU on 10,000 miles of OC-48 capacity on its nationwide fiber optic network and in exchange has received approximately 10.3 million shares of PSINet's common stock, with an agreed minimum valuation of $240 million. In addition, IXC's chairman Ralph
Swett has joined PSINet's board of directors.
     The companies have also formed a strategic marketing alliance allowing each to market the other's products and services. IXC and PSINet will jointly pursue major customers requiring an integrated telecommunications and Internet solution. As a result, IXC will package and brand PSINet's dial and dedicated
Internet services and offer managed connectivity services, including
LAN-on-Demand, and value-added services such as Web site hosting.
     "This partnership is a natural fit for both IXC and PSINet. Our high capacity fiber optic network more than satisfies PSINet's requirements for greater bandwidth and a technology infrastructure for the future," said
Benjamin L. Scott, IXC's president and CEO. "IXC and PSINet are effectively demonstrating the fusion of cutting edge technology with the growing needs for integrated solutions."
     PSINet has gained access to IXC's OC-48 transmission facility that can handle throughput of up to 2.4 billion bits per second. The higher bandwidth will enhance PSINet services including on-demand and dedicated Internet connectivity, remote access for mobile workers, corporate intranet and security services, and Web site hosting and development.
     "IXC has the ability to deliver the most technologically advanced network capacity which will provide us with increased bandwidth and significant cost-savings and revenue opportunities," said William L. Schrader, chairman, president, and CEO of PSINet. "This added capacity is a key component in our ability to meet the incredible demands of the information age."
     The fiber optics being deployed in all stages of IXC's network development utilize state-of-the-art LS non-zero dispersion shifted fiber on secure rights of way generally located in areas not served by other major network carriers.
IXC's fiber optic network supports the most advanced technology, including wave division multiplexing, which allows significant increases in the speed and volume of information carried across the network. The OC-192 equipped network also supports a full range of advanced communications technologies, such as synchronous optical network technology (SONET), as well as ATM and frame relay technologies for advanced data services.
     Engineered to exceed 99.98% availability, the network is monitored by one of the most modern computerized systems in the industry. The IXC network control center in Austin provides 24-hour, 7-day continuous self-diagnosis and early warning to detect and correct potential trouble before transmission integrity is affected. IXC has also developed a full range of innovative voice, Internet and data network services.

                                     (more)


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                                      -2-

     About PSINet
     PSINet is a global facilities-based Internet Protocol telecommunications carrier focused on the business marketplace. As the first and largest independent commercial Internet Service Provider in the world, PSINet offers a broad set of high speed corporate LAN connectivity services supporting managed security and guaranteed Internet, intranet, electronic commerce, Web hosting services, and services for other carriers and ISPs. PSINet operates an international state-of-the-art frame relay-based, IP-optimized network connecting to ISDN, ATM, SMDS, and wireless/satellite systems, with over 400 points of presence extending to 10 countries.
     Headquartered in Herndon, VA, PSINet has subsidiaries in Canada, Japan,
Belgium, France, Germany, the Netherlands, Switzerland, and the UK. For more information contact PSINet by telephone at 703-904-4100, by e-mail at info@psi.com, or by accessing the Web site at http://www.psi.net.

     About IXC Communications
     Austin, Texas-based IXC Communications, Inc. is one of the largest, most experienced and fastest-growing U.S. suppliers of network-based information delivery solutions for the global communications market. The company owns and operates one of the newest nationwide digital networks and makes network capacity available to local telephone companies, national and regional long-distance carriers, cable and utility companies and Internet Service
Providers. IXC offerings include private line, broadband, and switched and dedicated inbound and outbound calling products, and calling card and debit card services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's web site is located at www.ixc-comm.com.

SOURCE   IXC Communications
    -0-                            03/02/98
    /CONTACT:  Investor: James F. Guthrie, Executive Vice President and Chief
Financial Officer, 512-427-3713, or jguthrie@ixc-comm.com, or Media: Melissa
Jackson, Manager of Public Relations, 512-231-5247, or mjackson@ixc-comm.com, both of IXC Communications/
    /Company News On-Call:  http://www.prnewswire.com or fax, 800-758-5804, ext. 115151/
    /Web site:  http://www.ixc-comm.com/
    (IIXC)

                                      -0-